Exhibit 10.6

AGREEMENT

        This Agreement ("Agreement") is entered into by and between Sergio Traversa ("Director" or "you") and Actinium Pharmaceuticals, Inc. (the "Company" or “Actinium”), and confirms the agreement that has been reached with you in connection with your resignation as a director of the Company (together, the “Parties”).

1.    Director Resignation.    Based on discussions with the board of directors (the “Board”) of the Company about your intent to focus your attention on matters external to Actinium, you and the Board mutually agree that your resignation shall be effective as of June 6, 2017 (the "Resignation Date") and as of such date you shall cease to be a member of the Board of the Company, including any Board committees (as well as of the Board of Directors of any of the Company's subsidiaries).

2.    Director Compensation. In consideration of your execution of this Agreement and your compliance with its terms and conditions, the Company agrees to pay or provide you (subject to the terms and conditions set forth in this Agreement) within five days of the Resignation Date, with the Company’s standard director compensation and committee fees until December 31, 2017.

3.    Options.    Each of your outstanding vested options, as well as 69,000 unvested options granted prior to December 31, 2016, to acquire Company common stock shall also be exercisable until the end of the term of each option grant agreement.

4.    Indemnification. The agreements entered into by and between the Company and you and the indemnification sections of the other agreements shall remain in full force and effect and shall not limit any greater rights provided and/or available to you by any Directors and Officers liability insurance policy, applicable documents or as a matter of law.

5.    No Other Payments or Benefits.    You acknowledge and agree that, subject to Section 2 of this Agreement, other than the payments and benefits expressly set forth in this Agreement, you have received all compensation to which you are entitled from the Company, and you are not entitled to any other payments or benefits from the Company. The Company also agrees to directly pay to counsel of your choosing the legal expenses you incur in connection with this Agreement.

6.    Nondisparagement.     The Parties agree that each Party, will not, with intent to damage, disparage or encourage or induce others to disparage the other Party, including, as it relates to the Company, the Company’s subsidiaries and affiliates, together with all of their respective past and present directors and officers and each of their successors and assigns (collectively, the "Company Entities and Persons"). Nothing in this Agreement is intended to or shall prevent you or the Company from providing, or limiting testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. The Parties each agree that each Party will notify the other Party in writing as promptly as practicable after receiving any request for testimony or information in response to a subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law, regarding the anticipated testimony or information to be provided and at least ten (10) days prior to providing such testimony or information (or, if such notice is not possible under the circumstances, with as much prior notice as is possible).

7.    Cooperation.    Prior to and after the Resignation Date, you agree that you will reasonably cooperate with the Company, its subsidiaries and affiliates, at any level, and any of their officers and directors, shareholders (A) concerning requests for information about the business of the Company or its subsidiaries or affiliates or your involvement and participation therein, (B) in connection with any investigation or review by the Company or any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission) as any such investigation or review relates to events or occurrences that transpired while you were a director of the Company and (C) with respect to transition and succession matters (although you and the Company agree that any such transition and succession matters shall be concluded by the Resignation Date). Your reasonable cooperation may include, but not be limited to (taking into account your personal and professional obligations, including those to any new employer or entity to which you provide services), being available to meet and speak with officers or employees of the Company and/or the Company's counsel at reasonable times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by the Company and/or the Company's counsel to effectuate the foregoing. You shall be entitled to reimbursement, upon receipt by the Company of suitable documentation, for reasonable and necessary travel and other expenses (including the reasonable attorneys’ fees actually incurred in the event a conflict of interest between you and the Company necessitates you retaining your own counsel in order to provide the cooperation hereunder) which you may incur at the specific request of the Company and also any lost compensation due to fulfilling the obligations imposed by the Company or its representatives in such matters and as approved by the Company in advance and in accordance with its policies and procedures established from time to time.

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8.   Mutual Releases. You agree that, in consideration of this Agreement, you hereby waive, release and forever discharge any and all claims and rights which you ever had, now have or may have against the Company and any of its subsidiaries or affiliated companies, and their respective successors and assigns, current and former officers, agents, directors, representatives and employees, various benefits committees, and their respective successors and assigns, heirs, executors and personal and legal representatives (the “Company Released Parties”), based on any act, event or omission occurring before you execute this Agreement arising out of, during or relating to your services with the Company or the termination of such services, except as provided below. This waiver and release includes, but is not limited to, any claims which could be asserted now or in the future, under: common law, including, but not limited to, breach of express or implied duties, wrongful termination, defamation, or violation of public policy; any policies, practices, or procedures of the Company; any federal or state statutes or regulations. Notwithstanding the foregoing, the Parties agree that you are not waiving any claims or rights: (a) that may arise after the date on which you sign this Agreement, including the right to enforce this Agreement; (b) that cannot be released as a matter of law; (c) to accrued, vested benefits under any benefit, stock, savings, insurance or pension plan of the Company; and (d) to indemnification, advancement contribution or defense, which are expressly reserved as set forth in Section 4 hereof.

The Company Released Parties hereby waive, release and forever discharge any and all claims and rights which such party ever had, now has or may have against you, and your respective successors and assigns, and your respective successors and assigns, heirs, executors and personal and legal representatives, based on any act, event or omission occurring before you execute this Agreement arising out of, during or relating to your services with the Company or the termination of such services, except as provided in Section 9 below. This waiver and release includes, but is not limited to, any claims which could be asserted now or in the future, under: common law, including, but not limited to, breach of express or implied duties, wrongful termination, defamation, or violation of public policy; any policies, practices, or procedures of the Company; any federal or state statutes or regulations.

9.    Enforcement. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible. Further, if a court should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable. In addition, you agree that your willful and knowing failure to return Company property that relates to the maintenance of security of the Company Entities and Persons shall entitle the Company to injunctive and other equitable relief.

10.    Successors. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

11.    Choice of Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflicts of law.

12.    Counterparts. This Agreement may be executed in one or more counterparts, including emailed or telecopied facsimiles, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.(signature page follows)

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth below.

Signature:	Actinium Pharmaceuticals, Inc.

	/s/ Sandesh	Date: June 6, 2017
Sandesh Seth, Chairman & CEO

	/s/ Sergio Traversa	Date: June 6, 2017
Sergio Traversa

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